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EXHIBIT 10.1

LOAN AGREEMENT

        THIS AMENDED AND RESTATED LOAN AGREEMENT ("Agreement") is made and entered into as of November 6, 2001, by and between Simpson Manufacturing Co., Inc. a California corporation ("Borrower"), and UNION BANK OF CALIFORNIA, N.A., a national banking association ("Bank"). This Agreement amends and restates in its entirety that certain loan agreement dated as of November 10, 2000 by and between Borrower and Bank, as amended.

SECTION 1. THE CREDIT

1.1  CREDIT FACILITIES

        1.1.1    The Revolving-To-Term Loan.    Bank will loan to Borrower an amount not to exceed Thirteen Million Eight Hundred Thousand Dollars ($13,800,000) outstanding in the aggregate at any one time (the "Revolving-To-Term Loan"). The proceeds of the Revolving-To-Term Loan shall be used for Borrower's general working capital purposes. Borrower may borrow, repay and reborrow all or part of the Revolving-To-Term Loan in accordance with the terms of the Revolving-To-Term Note (defined below). All borrowings of the Revolving Loan must be made before November 1, 2002, at which time all unpaid principal and interest of the Revolving Loan shall be due and payable. The Revolving-To-Term Loan shall be evidenced by Bank's standard form of commercial promissory note (the "Revolving-To-Term Note"). Bank shall enter each amount borrowed and repaid in Bank's records and such entries shall be deemed correct. Omission of Bank to make any such entries shall not discharge Borrower of its obligation to repay in full with interest all amounts borrowed.

        As of the date of this Agreement, the principal amount outstanding under Borrower's revolving loan with Bank evidenced by the promissory note dated November 10, 2000 ("Old Note") shall be deemed the initial principal amount outstanding under the Revolving Loan, and the Old Note is hereby cancelled and superceded by the Revolving Note.

        1.1.1.a    The Standby L/C Sublimit.    As a sublimit under the Revolving Loan, Bank shall issue, for the account of Borrower, one or more irrevocable standby letters of credit (individually, a "Standby L/C"). The aggregate amount available to be drawn under all Standby L/Cs and the aggregate amount of unpaid reimbursement obligations under drawn Standby L/Cs shall not exceed Four Million Dollars ($4,000,000) and shall reduce, dollar for dollar, the maximum amount available under the Revolving-To-Term Loan. All Standby L/Cs shall be drawn on terms and conditions acceptable to Bank and shall be governed by the terms of (and Borrower agrees to execute) Bank's standard form of standby letter of credit application and reimbursement agreement. No Standby L/C shall expire more than twelve (12) months from the date of its issuance, and in no event later than November 1, 2003. At Borrower's request, Bank will issue L/Cs on behalf of Borrower's subsidiaries, including but not limited to: 1) Simpson Strong-Tie Company Inc.; 2) Simpson Dura-Vent Company, Inc.; and 3) Simpson Strong-Tie, International Inc., so long as the Borrower executes the Bank's standard form for L/C applications and reimbursement agreement.

        1.2    Terminology.    The following words and phrases, whether used in their singular or plural form, shall have the meanings set forth below:

        "GAAP" means generally accepted accounting principles and practices consistently applied. Accounting terms used in this Agreement but not otherwise expressly defined have the meanings given them by GAAP.

        "L/C" means the Commercial L/Cs or the Standby L/Cs, or both, as the context may require.

        "Lien" means any voluntary or involuntary security interest, mortgage, pledge, claim, charge, encumbrance, title retention agreement, or third party interest, covering all or any part of the property of Borrower or any Guarantor.

        "Loan" means all the credit facilities described above.

        "Loan Documents" means this Agreement, the Note, and all other documents, instruments and agreements required by Bank and executed in connection with this Agreement, the Note, the Loans, and with all other credit facilities from time to time made available to Borrower by Bank.

        "Note" means all the promissory notes described above.

        1.3    Prepayment    The Loan may be prepaid in full or in part but only in accordance with the terms of the Note, and any such prepayment shall be subject to any prepayment fee provided for therein. In the event of a principal prepayment on any term indebtedness, the amount prepaid shall be applied to the scheduled principal installments due in the reverse order of their maturity on the Loan being prepaid.

        1.4    Interest.    The unpaid principal balance of the Loan shall bear interest at the rate or rates provided in the Note.

        1.5    Unused Fee.    On the last calendar day of the third month following the execution of this Agreement and on the last calendar day of each three-month period thereafter, Borrower shall pay to Bank a fee of One Eighth of One percent (0.125%) per year on the unused portion of Revolving-To-Term for the preceding quarter, computed on the basis of a 360 day year for actual days elapsed.

        1.6    Standby Letter of Credit Fees.    Borrower agrees to pay Bank Three Quarters of One Percent (0.75%) per annum of the principal face sum of all LCs.

        1.7    Disbursement.    Bank shall disburse the proceeds of the Loan as provided in Bank's standard form Authorization(s) to Disburse executed by Borrower.

SECTION 2. CONDITIONS PRECEDENT

        Bank shall not be obligated to disburse all or any portion of the Loans unless at or prior to the time of each such disbursement, the following conditions have been fulfilled to Bank's satisfaction:

        2.1    Compliance.    Borrower shall have performed and complied with all terms and conditions required by this Agreement to be performed or complied with, and shall have executed and delivered to Bank the Note and all other Loan Documents.

        2.2    Guaranties.    Simpson Strong-Tie Company Inc., and Simpson Dura-Vent Company, Inc. (individually a "Guarantor" and collectively "Guarantors") shall have executed and delivered to Bank their respective continuing guaranties in form and amount satisfactory to Bank.

        2.3    Authorization to Obtain Credit.    Borrower shall have provided Bank with an executed copy of Bank's form Authorization to Obtain Credit, authorizing the execution, delivery and performance of this Agreement and the other Loan Documents. Such resolutions shall also designate the persons who are authorized to act on Borrower's behalf in connection with this Agreement to do the things required of Borrower pursuant to this Agreement.

        2.4    Continuing Compliance.    At the time any disbursement is to be made and immediately thereafter, there shall not exist any Event of Default (as hereinafter defined) or any event, condition, or act which with notice or lapse of time, or both, would constitute an Event of Default.

SECTION 3. REPRESENTATIONS AND WARRANTIES

        Borrower represents and warrants that:

        3.1    Business Activity.    Borrower's principal business is manufacturer of specialty connectors and venting systems for gas and wood burning appliances.

        3.2    Affiliates and Subsidiaries.    Borrower's affiliates and subsidiaries (those entities in which Borrower has either a controlling interest or a twenty-five percent (25%) or more ownership interest) and their addresses, and the names of the persons or entities owning five percent (5%) or more of the equity interests in Borrower, are as provided on a schedule delivered to Bank on or before the date of this Agreement.

        3.3    Organization and Qualification.    Borrower is duly organized and existing under the laws of the state of its organization, is duly qualified and in good standing in any jurisdiction where such qualification is required, and has the power and authority to carry on the business in which it is engaged and/or proposes to engage.

        3.4    Power and Authorization.    Borrower has the power and authority to enter into this Agreement and to execute and deliver the Note and all other Loan Documents. This Agreement and all things required by this Agreement and the other Loan Documents have been duly authorized by all requisite action of Borrower.

        3.5    Authority to Borrow.    The execution, delivery and performance of this Agreement, the Note and all other Loan Documents are not in contravention of any of the terms of any indenture, agreement or undertaking to which Borrower is a party or by which it or any of its property is bound or affected.

        3.6    Compliance with Laws.    Borrower is in compliance with all applicable laws, rules, ordinances or regulations which materially affect the operations or financial condition of Borrower.

        3.7    Title.    Except for assets which may have been disposed of in the ordinary course of business, Borrower has good and marketable title to all property reflected in its financial statements delivered to Bank and to all property acquired by Borrower since the date of said financial statements, free and clear of all Liens, except Liens specifically referred to in said financial statements.

        3.8    Financial Statements.    Borrower's financial statements, including both a balance sheet at September 30, 2001, together with supporting schedules, and an income statement for the Nine (9) months ended September 30, 2001, have heretofore been furnished to Bank, are true and complete, and fairly represent Borrower's financial condition for the period covered thereby. Since September 30, 2001, there has been no material adverse change in Borrower's financial condition or operations.

        3.9    Litigation.    There is no litigation or proceeding pending or threatened against Borrower or any of its property which is reasonably likely to affect the financial condition, property or business of Borrower in a materially adverse manner or result in liability in excess of Borrower's insurance coverage.

        3.10    ERISA.    Borrower's defined benefit pension plans (as defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), meet, as of the date hereof, the minimum funding standards of Section 302 of ERISA, and no Reportable Event or Prohibited Transaction as defined in ERISA has occurred with respect to any such plan.

        3.11    Regulation U.    No action has been taken or is currently planned by Borrower, or any agent acting on its behalf, which would cause this Agreement or the Note to violate Regulation U or any other regulation of the Board of Governors of the Federal Reserve System, or to violate the Securities and Exchange Act of 1934, in each case as in effect now or as the same may hereafter be in effect. Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock as one of its important activities and, except as may be expressly agreed to and documented between Borrower and Bank, none of the proceeds of the Loan will be used directly or indirectly for such purpose.

        3.12    No Event of Default.    Borrower is not now in default in the payment of any of its material obligations, and there exists no Event of Default, and no condition, event or act which with notice or lapse of time, or both, would constitute an Event of Default.

        3.13    Continuing Representations and Warranties.    The foregoing representations and warranties shall be considered to have been made again at and as of the date of each and every Loan disbursement and shall be true and correct as of each such date.

SECTION 4. AFFIRMATIVE COVENANTS

        Until all sums payable pursuant to this Agreement, the Note and the other Loan Documents have been paid in full, unless Bank otherwise consents in writing, Borrower agrees that:

        4.1    Use of Proceeds.    Borrower will use the proceeds of the Loan only as provided in Section 1 above.

        4.2    Payment of Obligations.    Borrower will pay and discharge promptly all taxes, assessments and other governmental charges and claims levied or imposed upon it or its property, or any part thereof; provided, however, that Borrower shall have the right in good faith to contest any such taxes, assessments, charges or claims and, pending the outcome of such contest, to delay or refuse payment thereof provided that adequately funded reserves are established by it to pay and discharge any such taxes, assessments, charges and claims.

        4.3    Maintenance of Existence.    Borrower will maintain and preserve its existence, its assets, and all rights, franchises, licenses and other authority necessary for the conduct of its business, and will maintain and preserve its property, equipment and facilities in good order, condition and repair. Bank may, at reasonable times, visit and inspect any of Borrower's properties.

        4.4    Records.    Borrower will keep and maintain full and accurate accounts and records of its operations in accordance with GAAP and will permit Bank, at Borrower's expense, to have access thereto, to make examination and photocopies thereof, and to make audits of Borrower's accounts and records and Bank's collateral during regular business hours.

        4.5    Information Furnished.    Borrower will furnish to Bank:

  (a)
  Within Thirty (30) days after the close of each fiscal quarter, except for the final quarter of each fiscal year, its unaudited balance sheet as of the close of such fiscal quarter, its unaudited income and expense statement with year-to-date totals and supportive schedules, and its statement of retained earnings for that fiscal quarter, all prepared in accordance with GAAP;

  (b)
  Within One Hundred Twenty (120) days after the close of each fiscal year, a copy of its statement of financial condition including at least its balance sheet as of the close of such fiscal year and its income and expense statement, and its retained earnings statement for such fiscal year, examined and prepared on an audited basis by independent certified public accountants selected by Borrower and reasonably satisfactory to Bank, in accordance with GAAP along with any management letter provided by such accountants;

  (c)
  Give Notice to Bank within Fifteen (15) days of any guaranty issued obligating Borrower or Guarantors.

  (d)
  Prompt written notice to Bank of any Event of Default or breach under any of the terms or provisions of this Agreement or any other Loan Document, any litigation which would have a material adverse effect on Borrower's financial condition, and any other matter which has resulted in, or is likely to result in, a material adverse change in Borrower's financial condition or operations;

  (e)
  Prior written notice to Bank of any change in Borrower's [officers] [general partners] [members] and other senior management, Borrower's name, and the location of Borrower's assets, principal place of business or chief executive office;

  (f)
  Copies of any amendments to Borrower's loan documents with Wells Fargo Bank;

  (g)
  Within fifteen (15) days after Borrower knows or has reason to know that any Reportable Event or Prohibited Transaction (as defined in ERISA) has occurred with respect to any defined benefit pension plan of Borrower, a statement of an authorized officer of Borrower describing such event or condition and the action, if any, which Borrower proposes to take with respect thereto;

  (h)
  Give written notice at least Thirty (30) days prior to the proposed closing date of any acquisition in excess of Eight Million Dollars ($8,000,000), providing a description of the business or assets to be acquired and the terms of the acquisition; and

  (i)
  Such other financial statements and information as Bank may reasonably request from time to time.

        4.6    Tangible Net Worth.    Borrower will at all times maintain Tangible Net Worth of not less than One Hundred Eighty Million Dollars ($180,000,000) increasing by fifty percent (50%) of Borrower's net profit after taxes for each fiscal quarter ending on or after December 31, 2001. "Tangible Net Worth" means Borrower's net worth increased by indebtedness subordinated to Bank and decreased by patents, licenses, trademarks, trade names, goodwill and other similar intangible assets, organizational expenses, security deposits, prepaid costs and expenses and monies due from affiliates (including officers, shareholders and directors).

        4.7    Adjusted Total Liabilities to Tangible Net Worth.    Borrower will at all times maintain a ratio of Adjusted Total Liabilities to Tangible Net Worth of not greater than 1.5:1.0. "Adjusted Total Liabilities" shall mean total liabilities plus all guarantees and similar contingent liabilities of Borrower and Guarantors.

        4.8    Profit From Operations.    Borrower will achieve net profit from operations, as defined by generally accepted accounting principles, of any positive amount for each fiscal year.

        4.9    Cash Flow Ratio.    Borrower will maintain a ratio of Cash Flow to Debt Service of not less than 1.5:1.0 as of the close of each fiscal year. "Cash Flow" means net profit after taxes to which depreciation, amortization and other noncash expenses are added for the twelve (12) month period immediately preceding the date of calculation. "Debt Service" shall mean interest expenses plus prior period current portion of long-term debt, including subordinated debt payments.

        4.10    Insurance.    Borrower will keep all of its insurable property, whether real, personal or mixed, insured by companies approved by Bank, against fire and such other risks, and in such amounts as is customarily obtained by companies conducting similar business with respect to like properties.

        4.11    Additional Requirements.    Upon Bank's demand, Borrower will promptly take such further action and execute all such additional documents and instruments in connection with this Agreement and the other Loan Documents as Bank in its reasonable discretion deems necessary, and promptly supply Bank with such other information concerning its affairs as Bank may request from time to time.

        4.12    Litigation and Attorneys' Fees.    Upon Bank's demand, Borrower will promptly pay to Bank reasonable attorneys' fees, including the reasonable estimate of the allocated costs and expenses of in-house legal counsel and staff, and all costs and other expenses paid or incurred by Bank in collecting, modifying or compromising the Loan or in enforcing or exercising its rights or remedies created by, connected with or provided for in this Agreement and the other Loan Documents. If any judicial action, arbitration or other proceeding is commenced, only the prevailing party shall be entitled to attorneys' fees and court costs.

        4.13    Bank Expenses.    Upon Bank's request, Borrower will pay or reimburse Bank for all costs, expenses and fees incurred by Bank in preparing and documenting this Agreement and the Loan, and all amendments and modifications to any Loan Documents, including but not limited to all filing and recording fees, costs of appraisals, insurance and attorneys' fees, including the reasonable estimate of the allocated costs and expenses of in-house legal counsel and staff.

SECTION 5. NEGATIVE COVENANTS

        Until all sums payable pursuant to this Agreement, the Note and the other Loan Documents have been paid in full, unless Bank otherwise consents in writing, Borrower agrees that:

        5.1    Liens.    Borrower will not create, assume or suffer to exist any Lien on any of its property, whether real, personal or mixed, now owned or hereafter acquired, or upon the income or profits thereof, except (a) Liens in favor of Bank, (b) Liens for taxes not delinquent and taxes and other items being contested in good faith, (c) minor encumbrances and easements on real property which do not affect its market value, (d) existing Liens on Borrower's personal property, and (e) future purchase money security interests encumbering only the personal property purchased.

        5.2    Other Indebtedness.    Create, incur, assume or permit to exist any indebtedness or liabilities resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except (a) the liabilities of Borrower to Bank; (b) trade debt incurred by Borrower in the normal course of its business; (c) the existing liabilities of Borrower disclosed to Bank on its financial statement referenced in Section 3.8 hereof; (d) indebtedness arising under existing real estate secured loans, provided however that such indebtedness shall not exceed the lessor of (I) One Hundred percent (100%) of the aggregate purchase price of such real property as valued; or (ii) the aggregate appraised value of such real estate collateral; (e) unsecured indebtedness of Borrower to Wells Fargo Bank in an aggregate amount not to exceed Nine Million and Two Hundred Thousand Dollars ($9,200,000); and (f) unsecured indebtedness of subsidiaries in an aggregate amount not to exceed Ten Million Dollars ($10,000,000).

        5.3    Sale of Assets, Liquidation or Merger.    Borrower will not liquidate, dissolve or enter into any consolidation, merger, partnership or other combination, or convey, sell or lease all or the greater part of its assets or business, or purchase or lease all or the greater part of the assets or business of another.

        5.4    Loans, Advances and Guaranties.    Borrower will not, except in the ordinary course of business as currently conducted, make any loans or advances, become a guarantor or surety, or pledge its credit or properties; except for amounts not in excess of Twenty Five Million Dollars ($25,000,000) in the aggregate.

        5.5    Acquisition.    Borrower will not make any acquisitions or acquire any net assets, other than fixed or capital assets acquired in the normal course of business, in excess of Twenty Million Dollars ($20,000,000) in any fiscal year.

        5.6    Payment of Dividends.    Borrower will not declare or pay any dividends, other than dividends payable solely in its own common stock, or authorize or make any other distribution with respect to any of its stock now or hereafter outstanding.

        5.7    Redemption of Stock.    Borrower will not redeem or retire any share of its capital stock for value. Notwithstanding the aforementioned, stock repurchases not exceeding Thirty Five Million Dollars ($35,000,000) in the aggregate will be allowed.

        5.8    Affiliate Transactions.    Borrower will not transfer any property to any affiliate, except for value received in the normal course of business and for an amount, including any management or service fee(s), as would be conducted and charged with an unrelated or unaffiliated entity. Borrower will not pay any management fee or fee for services to any affiliate without Bank's prior written consent.

        5.9    Lease Obligations.    Borrower will not incur new lease obligations as lessee which would result in aggregate lease payments for any fiscal year exceeding Fifteen Million Dollars ($15,000,000). Each such lease shall be of equipment or real property needed by Borrower in the ordinary course of its business.

        5.10    Borrower will not amend, alter, supplement or otherwise modify the terms of Guarantor's existing indebtedness to Wells Fargo Bank, N.A.

        5.11    Borrower will not transfer the proceeds of any loan or advance hereunder, or any other asset of Borrower to any affiliate of Guarantor, unless such transfer is evidenced by a valid and enforceable instrument or statement or account.

SECTION 6. EVENTS OF DEFAULT

        The occurrence of any of the following events ("Events of Default") shall terminate any obligation of Bank to make or continue the Loan and shall automatically, unless otherwise provided under the Note, make all sums of interest and principal and any other amounts owing under the Loan immediately due and payable, without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or any other notices or demands:

        6.1    Borrower shall default in the due and punctual payment of the principal of or the interest on the Note or on any amounts owing under any of the Loan Documents;

        6.2    Any default shall occur under the Note;

        6.3    Borrower shall default in the due performance or observance of any covenant or condition of the Loan Documents;

        6.4    Any guaranty or subordination agreement required hereunder shall be breached or becomes ineffective, or any Guarantor or subordinating creditor shall die, disavow or attempt to revoke or terminate such guaranty or subordination agreement; or

        6.5    There shall be a change in ownership or control of ten percent (10%) or more of the equity interests in Borrower or any Guarantor.

SECTION 7. GENERAL PROVISIONS

        7.1    Additional Remedies.    The rights, powers and remedies given to Bank hereunder shall be cumulative and not alternative and shall be in addition to all rights, powers and remedies given to Bank by law against Borrower or any other person or entity including but not limited to Bank's rights of setoff and banker's lien.

        7.2    Nonwaiver.    Any forbearance or failure or delay by Bank in exercising any right, power or remedy hereunder shall not be deemed a waiver thereof and any single or partial exercise of any right, power or remedy shall not preclude the further exercise thereof. No waiver shall be effective unless it is in writing and signed by an officer of Bank.

        7.3    Inurement.    The benefits of this Agreement and the other Loan Documents shall inure to the successors and assigns of Bank and the permitted successors and assigns of Borrower, but any attempted assignment by Borrower without Bank's prior written consent shall be null and void.

        7.4    Applicable Law.    This Agreement and the other Loan Documents shall be governed by and construed according to the laws of the State of California.

        7.5    Severability.    Should any one or more provisions of this Agreement or any other Loan Document be determined to be illegal or unenforceable, all other provisions of such document shall nevertheless be effective.

        7.6    Controlling Document.    In the event of any inconsistency between the terms of this Agreement and any other Loan Document, the terms of the other Loan Document shall prevail.

        7.7    Construction.    The section and subsection headings herein are for convenient reference only and shall not limit or otherwise affect the interpretation of this Agreement.

        7.8    Amendments.    This Agreement may be amended only in writing signed by all parties hereto.

        7.9    Counterparts.    Borrower and Bank may execute one or more counterparts to this Agreement, each of which shall be deemed an original, but all such counterparts when taken together, shall constitute one and the same agreement.

        7.10    Notices. Any notices or other communications provided for or allowed hereunder shall be effective only when given by one of the following methods and addressed to the parties at their respective addresses and shall be considered to have been validly given (a) upon delivery, if delivered personally, (b) upon receipt, if mailed, first class postage prepaid, with the United States Postal Service, (c) on the next business day, if sent by overnight courier service of recognized standing, or (d) upon telephoned confirmation of receipt, if telecopied. The addresses to which notices or demands are to be given may be changed from time to time by notice delivered as provided above.

        7.11    Integration Clause.    Except for the other Loan Documents, this Agreement constitutes the entire agreement between Bank and Borrower regarding the Loan, and all prior oral or written communications between Borrower and Bank shall be of no further effect or evidentiary value.

        THIS AGREEMENT is executed on behalf of the parties by their duly authorized representative(s) as of the date first above written.

Acknowledged by Guarantors:
Simpson Manufacturing Co., Inc.	Simpson Strong-Tie Company Inc.
By: Title: Address: Koll Dublin Corporate Center 4120 Dublin Blvd., Suite 400 Dublin, CA 94568 Telephone: (925) 460-9912 Facsimile: (925) 847-9114	By: Title: By: Title: Simpson Dura-Vent Company, Inc. By: Title: By: Title:
UNION BANK OF CALIFORNIA, N.A.
By: Title:
By: Title: Address:
Two Walnut Creek Center 200 Pringle Avenue, Suite 260 Walnut Creek, CA 94596-3570
Attention: Carol Garrett Telephone: (925) 947-2439 Facsimile: (925) 947-2424

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  EXHIBIT 10.1